大信梁學濂(香港)會計師事務所

PKF
Accountants &
business advisers

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and inclusion in this Registration Statement of China Multimedia, Inc. on Form SB-2/A of our report dated December 14, 2007, with respect to the Balance Sheets of China Multimedia, Inc. as of September 30, 2007 and 2006 and the related Statements of Operations, Stockholders' (Deficit) and Cash Flows for the year ended September 30, 2007, for the periods from August 16, 2006 (date of inception) to September 30, 2007 and 2006.

PKF
Certified Public Accountants
Hong Kong, China

January 16, 2008

Tel 852 2806 3822 | Fax 852 2806 3712
E-mail info@pkf-hk.com | www.pkf-hk.com
PKF | 26/F, Citicorp Centre | 18 Whitfield Road | Causeway Bay | Hong Kong
香港銅鑼灣威非路道十八號萬國寶通中心廿六樓

梁學濂會計師事務所